Exhibit 99.1



FOR IMMEDIATE RELEASE

                   AZTEC OIL & GAS ANNOUNCES APPOINTMENT OF
                         KIRK N. BLACKIM AS PRESIDENT

           BLACKIM CHOSEN FOR BROAD OIL & GAS MANAGEMENT EXPERIENCE


HOUSTON, TEXAS - SEPTEMBER 27, 2005 - Aztec Oil & Gas, Inc. (OTCBB: AZGS.OB) announced today that Aztec's Board of Directors has appointed Kirk N. Blackim to the vacant position of President of Aztec Oil & Gas.

Blackim is experienced in many aspects of oil & gas exploration, production and transportation, including legal and accounting support. He also has experience with reservoir engineering, geological, geophysical and facilities design plus
extensive management experience.   Blackim is also a principal with Matrix
Energy Capital Associates, a consulting firm with emphasis on capital development for small- and mid-sized exploration, production and transportation companies.

Dr. Kenneth E. Lehrer, Chief Financial Officer of Aztec Oil & Gas, Inc., said, "I am pleased to have Kirk Blackim join our Company as President. We look forward to benefiting from his extensive oil and gas experience. In his role as President, Blackim will be a key decision maker in matters of strategy and operations and will evaluate the attractiveness of additional oil and gas investment opportunities."

"I am very pleased and excited to join Aztec Oil & Gas as President," said Kirk
N. Blackim. "Aztec has unique opportunities and potential. I look forward to working with Aztec's Board and management team to leverage opportunities and grow the Company consistent with our primary mandate to prudently maximize value for shareholders."

The Board noted that it believes that Blackim's experience in evaluating more than 400 oil and gas related projects over the past 12 years provides an essential understanding and unique insight into Aztec's business. That experience can, in turn, prove essential to Aztec as the Company continues to seek growth opportunities and works to commercialize existing projects and maximize asset values in a market space essential to the nation's economy.

Previously, Blackim spent several years as Senior Vice President with Koch Producer Services, a subsidiary of Koch Industries, and TCW Asset Management as part of teams closing mezzanine debt and risk management transactions with a total value in excess of $350 million. Many of these projects were in oil and gas exploration and development, natural gas transmission and storage, and mid-stream natural gas gathering systems and processing plants. Earlier, Blackim also spent more than 8 years with Kansas Pipeline Operating Company in various capacities including COO, CFO, and Sr. Vice President where he was involved in numerous acquisitions and asset construction projects that included financing transactions in excess of $400 million.

Blackim has a Bachelor's Degree in Business Administration (B.B.A.) from Washburn University, Topeka, Kansas, and became a Certified Public Accountant in November 1983.

About Aztec Oil & Gas

Aztec Oil & Gas, Inc. is a Houston-based oil and gas exploration and production (E&P) company. The Company is taking advantage of significant opportunities that are proving to possess high revenue potential. Since its formation in 2004, Aztec's business plan has been to purchase oil and gas interests utilizing strategies that seek to manage and reduce the risk associated with traditional exploration and production operations.

In late 2004, Aztec Oil & Gas acquired a 31.283% interest in Z2, LLC. Z2, LLC owns 100% of the working interest in the 7,200+ acre Big Foot oil field in Texas. The field was first discovered by Shell Oil in 1949, developed in the 1950's, and has yielded over 22 million barrels over the past five decades. Aztec also recently acquired a minority interest in two Deep Lake well prospects in Cameron Parish, Louisiana. Drilling, logging, casing and completion of both Deep Lake wells have been completed to their respective approximate target depths of 14,200 and 13,600 feet. Both wells are currently being connected to pipeline. Aztec is also participating in a drilling program in the Barnett Shale play areas located in Cooke, Wise and Montgomery Counties, Texas; in addition Aztec is participating in two drilling projects in Wharton County, Texas, plus other drilling projects in Oklahoma, Pennsylvania and Louisiana.

For more information on Aztec Oil & Gas, Inc., visit http://www.aztecoil-gas.com.

The statements contained in this news release that are not historical facts may be statements regarding the Company's future that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Statements that describe the Company's hopes, plans, objectives, goals, intentions or expectations are all forward looking statements. Any such statements made herein about the Company's future are only made as of the date of this news release. Numerous factors, many of which are beyond the Company's control, may affect actual results. Also, the price Aztec Oil & Gas, Inc. receives for its interest in oil produced may be less than quoted NYMEX prices at any given time. The Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.


CONTACTS:

       The Ruth Group
       John Quirk (investors)
       646 536-7029
       or
       Zack Kubow (media)
       646 536 7020


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